Contact: Irene Broussard

Director, Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS 20TH CONSECUTIVE PERIOD OF SAME-STORE SALES INCREASES AT CARL’S
JR.® AND HARDEE’S®. BOTH BRANDS REALIZED POSITIVE SAME-STORE SALES FOR PERIOD 13,
FOURTH QUARTER AND THE FISCAL YEAR

CARPINTERIA, Calif. – February 9, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 13 same-store sales, for the five weeks ended January 31, 2005, for Carl’s Jr.® and Hardee’s® (see paragraph six for explanation of calculations).

Brand	Period 13		Fourth Quarter		Fiscal Year
FY 2005		FY 2004	FY 2005	FY 2004	FY 2005	FY 2004

Carl’s Jr.	2.7%	8.5%	4.9%	5.3%	7.7%	2.9%

Hardee’s	2.3%	15.2%	4.4%	9.2%	7.0%	2.5%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “With a positive period 13 at the company’s two major brands, Carl’s Jr. and Hardee’s have now achieved 20 consecutive periods of same-store sales increases. We are very encouraged with these increases given the strong numbers we were rolling over for period 13 last year and the negative impact weather had on sales for both brands this period. We were particularly pleased by the impressive positive same-store sales both brands achieved for the quarter and the fiscal year.

“At Carl’s Jr., the introduction of two new products during the quarter, the Pastrami Burger™ and the brand’s innovative new breakfast offering, the Breakfast Burger™, helped fuel positive same-store sales of 2.7 percent for this period. On a two-year cumulative basis, Carl’s Jr. same-store sales are up approximately 11.2 percent for period 13, 10.2 percent for fourth quarter and 10.6 percent for the fiscal year. For the 17th consecutive period, average unit volumes were higher than any comparable period in at least a decade.” For the fourth quarter, revenue from company-operated Carl’s Jr. restaurants (exclusive of all franchise-related revenue and royalties) was approximately $138.8 million.

“Hardee’s prior period new product introduction, the aptly named 2/3-lb. Monster Thickburger™, helped achieve positive same-store sales of 2.3 percent for this period. On a two-year cumulative basis, Hardee’s same-store sales are impressively up approximately 17.5 percent for period 13, 13.6 percent for fourth quarter and 9.5 percent for the fiscal year. For the 20th consecutive period, Hardee’s average unit volumes were higher than any comparable period since 1999. In addition, Hardee’s period 13 average unit volume was higher than any period 13 since 1997.” For the fourth quarter, revenue for company-operated Hardee’s restaurants (exclusive of all franchise-related revenue and royalties) was approximately $139.2 million.

For the fourth quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill® Other	$138.8 million $139.2 million $10.7 million $.3million

Total	$289.0million

Fiscal 2005 was a 53-week fiscal year. The fourth quarter of this fiscal year had two accounting periods of four weeks and one accounting period of five weeks. Same-store sales for period 13, fourth quarter and fiscal year 2005 are calculated based on comparing the 5-, 13- and 53- week periods ending January 31, 2005 to the comparable 5-, 13- and 53-week time periods ending February 2, 2004. Fiscal year 2004 same-store sales remain unchanged from the previously reported results.

Same-store sales results for period one of fiscal year 2006, ending Feb. 28, 2005, will be reported on or about March 9, 2005.

As of the end of the third quarter on Nov. 1, 2004, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,183 franchised or company-owned restaurants in 44 states and in 13 countries, including 1,017 Carl’s Jr. restaurants, 2,047 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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